For period ending September 30, 2013     77D/77Q1

File number 811-02319

On May 24, 2013, the Fund announced that, based upon a recommendation made by UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the Fund's investment advisor, the Board of the Fund approved the following, effective June 1, 2013: 1) changing the Fund's benchmark from the Investment Grade Bond Index1 to the Barclays US Aggregate Index; 2 and 2) adjusting the Fund's portfolio duration range. With these adjustments, UBS Global AM sought to reduce the Fund's interest rate risk profile. In addition to attempting to reduce the Fund's interest rate risk profile by changing its benchmark to a different index with a lower duration bias, UBS Global AM also expanded the range within which the Fund will typically maintain its duration from +/- two years to +/-3 years of the benchmark index.

1 The Investment Grade Bond Index is an unmanaged index compiled by the Advisor, constructed as follows: from 12/31/81 to present-5% Barclays US Agency (7+ years), 75% Barclays US Credit Index (7+ years), 10% Barclays US Mortgage-Backed Securities Index (all maturities) and 10% Barclays US Treasury Index (7+) years.
2 The Barclays US Aggregate Index is an unmanaged broad-based index designed to measure the US dollar-denominated, investment grade, taxable bond market. The index includes bonds from the Treasury, government-related, corporate, mortgage-backed, asset-backed and commercial mortgage-backed sectors.
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